UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

October 24, 2011
Date of Report (Date of Earliest Event Reported)
ITRON, INC.
(Exact Name of Registrant as Specified in its Charter)

Washington	000-22418	91-1011792
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

2111 N. Molter Road, Liberty Lake, WA 99019
(Address of Principal Executive Offices, Zip Code)

(509) 924-9900
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05 Costs Associated with Exit or Disposal Activities.

On October 26, 2011, Itron, Inc. (Itron or the Company) announced projects to restructure its manufacturing operations to increase efficiency and lower cost of manufacturing. The Company expects to achieve annualized cost savings of approximately $30 million by the end of 2013. In 2012, Itron anticipates savings of approximately $15 million, which will be realized primarily in the second half of the year.

Under the restructuring, Itron is implementing projects to close or consolidate several of its manufacturing facilities. Approximately one-third of the Company’s 31 global manufacturing locations will be impacted: six manufacturing facilities will be closed or sold and operations at several other facilities will be reduced. The Company also expects to pursue the disposition of certain non-core businesses. Overall, Itron expects to reduce its workforce by approximately 7.5%.

Itron expects to take a pre-tax restructuring charge of approximately $65 to $75 million over the next 15 to 18 months. A substantial portion of these charges is expected to be incurred and paid during the fourth quarter of 2011, throughout 2012, and the first half of 2013. Approximately $45 million of the charges are expected to be recorded in the fourth quarter of 2011, approximately $15 million will be recorded in 2012, and the remainder in 2013. Of the estimated charges, approximately 30% is related to closing or consolidating manufacturing and non-manufacturing operations and approximately 70% is associated with severance costs.

Certain projects are subject to a variety of labor and employment laws, rules, and regulations which could result in a delay in implementing projects at some locations.

Item 2.06 Material Impairments.

Itron’s decline in market capitalization during September 2011 required the Company to perform an interim impairment test of its goodwill and record an estimated goodwill write-down of $540.4 million in the third quarter of 2011 for two of its four reporting units.

	Beginning balance at September 30, 2011	Estimated Impairment	Ending balance at September 30, 2011
		(in thousands)
Itron International - Electricity	$363,626	$216,085	$147,541
Itron International - Water	389,308	324,315	64,993
		$540,400

The amount of the goodwill impairment charge is subject to finalization during the fourth quarter of 2011. This $540.4 million non-cash impairment charge does not affect the debt covenants under the Company’s existing credit facility.

The percentage by which the estimated fair value of the remaining two reporting units exceeded their carrying value and the amount of goodwill allocated to each of these remaining reporting units at September 30, 2011 was as follows:

	September 30, 2011
	Goodwill	Fair Value Exceeded Carrying Value
	(in thousands)
Itron North America	$197,731	123%
Itron International - Gas	304,341	7%
	$502,072

Changes in market demand, fluctuations in the economies in which we operate, volatility and decline in the worldwide equity markets, and a further decline in our market capitalization could negatively impact the carrying value of our goodwill, which could have a significant effect on our current and future results of operations and financial condition.

Item 8.01 Other Events.

On October 24, 2011, Itron’s Board of Directors authorized a repurchase program of up to $100 million of Itron’s common stock over the next twelve months.  The share repurchase program is effective immediately. Repurchases will be made in the open market or in privately negotiated transactions and in accordance with applicable securities laws. Depending on market conditions and other factors, these repurchases may be commenced or suspended from time to time without prior notice.

Item 9.01           Financial Statements and Exhibits.

(d)       Exhibits.

Exhibit Number	Description

99.1	Restructuring press release dated October 26, 2011.
99.2	Share repurchase program press release dated October 26, 2011.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ITRON, INC.

Dated:	October 26, 2011	By: /s/ Steven M. Helmbrecht
Steven M. Helmbrecht
Sr. Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

99.1	Restructuring press release dated October 26, 2011.
99.2	Share repurchase program press release dated October 26, 2011.